Exhibit 10.2

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made and entered into as of December 8, 2021, by and among Suja Life, LLC (as successor by merger to Suja Merger Sub, LLC), a Delaware limited liability company (the “Borrower Representative”), the Lenders (as hereinafter defined) that are parties to this Amendment and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrowers (as defined therein), the Guarantors, the several banks and other financial institutions that are parties thereto (the “Lenders”) and the Administrative Agent are parties to a certain Credit Agreement, dated as of August 23, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Borrowers;

WHEREAS, the Borrower Representative have requested that the Lenders and the Administrative Agent amend certain provisions of the Credit Agreement, and subject to the terms and conditions hereof, the Lenders are willing to do so;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Borrower Representative, the Lenders party hereto (which constitute the Required Lenders) and the Administrative Agent agree as follows:

1.              Amendments. Upon satisfaction of the conditions set forth in Section 2 hereof, the Credit Agreement is hereby amended as follows:

(a)            Section 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of each of the following terms with the following:

““Excess Cash Flow Period” means the period beginning on December 28, 2021 and ending on December 26, 2022 and, thereafter, each Fiscal Year of Holdings and its Restricted Subsidiaries.

“Fiscal Quarter” shall mean any of the quarterly accounting periods of each Obligor ending on the Applicable Period End Date with respect to each fiscal quarter.

“Fiscal Year” shall mean any of the annual accounting period of each Obligor ending on the Applicable Period End Date with respect to each fiscal year.”

(b)            Section 1.1 of the Credit Agreement is hereby further amended by amending and restating clause (1)(x) of the definition of “Applicable Margin” with the following:

“(1) (x) with respect to any Base Rate Loan, 4.50% or”

(c)            Section 1.1 of the Credit Agreement is hereby further amended by adding the following definition in the appropriate alphabetical order:

““Applicable Period End Date” means the relevant fiscal year or fiscal quarter period end dates set forth on Schedule 1.1(a).”

(d)           The reference to “Fiscal Quarter ending December 31, 2021” set forth in the definition of Applicable Margin is hereby amended and restated to read “Fiscal Quarter ending December 27, 2021”.

(e)            The reference to “Fiscal Year ending December 31, 2022” set forth in the clause (b)(i) of the definition of Available Amount is hereby amended and restated to read “Fiscal Year ending December 26, 2022”.

(f)            The final sentence of the definition of “Consolidated EBITDA” is hereby amended and restated to read as follows:

“Notwithstanding anything to the contrary, Consolidated EBITDA shall be deemed to be $6,751,025.73 for the Fiscal Quarter ended September 28, 2020, $4,611,123.28 for the Fiscal Quarter ended December 28, 2020, $8,553,718.80 for the Fiscal Quarter ended March 29, 2021 and $8,099,268.35 for the Fiscal Quarter ended June 28, 2021.”

(g)           Section 5.1(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a)         within 120 days after the end of each Fiscal Year, (i) commencing with the Fiscal Year ending December 27, 2021, the consolidated balance sheet and related statements of operations, members’ equity and cash flows of the Company and its Subsidiaries, as of the end of and for such year, setting forth, in each case, commencing with the Fiscal Year ending December 26, 2022, in comparative form the figures for the previous Fiscal Year audited by Moss Adams LLP, KPMG or another independent public accountants of recognized national or regional standing (without a “going concern” or substantially similar qualification or exception and without any qualification or exception as to the scope of such audit (except for any such qualification pertaining to (x) the maturity of any Indebtedness occurring within twelve (12) months of the relevant audit, (y) any actual or prospective default under any financial covenant or (z) the activities, operations, financial results, assets or liabilities of Unrestricted Subsidiaries) to the effect that such consolidated financial statements present fairly in all materials respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance in all material respects with GAAP consistently applied, except as noted therein and (ii) a certification of a Responsible Officer of the Company that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and the applicable Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP consistently applied; provided, however, that for the Fiscal Year ending December 27, 2021 only, the consolidated financial statements required pursuant to this clause (a) may be provided within 150 days after the end of such Fiscal Year.”

(h)           Section 5.1(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b)         within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (and for the fourth Fiscal Quarter of the 2021 Fiscal Year only) commencing with the Fiscal Quarter ending December 27, 2021, (i) the consolidated balance sheet and related statements of operations and cash flows of the Company and its Subsidiaries as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case, commencing with the Fiscal Quarter ending March 27, 2023 in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous Fiscal Year and (ii) a certification of a Responsible Officer of the Company that such consolidated financial statements present fairly the financial condition and results of operations of the Company and the applicable Subsidiaries, on a consolidated basis for such period in accordance in all material respects with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided, however, that for the Fiscal Quarters ending September 27, 2021, December 27, 2021 and March 28, 2022 only, the consolidated financial statements required pursuant to this clause (b) may be provided within 60 days after the end of such Fiscal Quarter;”

(i)            Section 5.1(f) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(f)          prior to an Initial Public Offering, as soon as available, but in any event no more than 90 days after the end of each Fiscal Year commencing with the Fiscal Year ending December 27, 2021, an annual consolidated plan, budget and financial projection of the Company and its Restricted Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrowers in form consistent with past practice, of consolidated balance sheets and statements of income or operations and cash flows of the Company and its Restricted Subsidiaries on a quarterly basis for such Fiscal Year, which shall state the material assumptions used in preparation thereof;”

(j)            Section 7.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“The Borrowers shall not permit the Consolidated Net Leverage Ratio to exceed the applicable ratio set forth below as of the last day of the applicable Fiscal Quarter, commencing with the Fiscal Quarter ending December 27, 2021:

Fiscal Quarter	Consolidated Net Leverage Ratio
Fiscal Quarter ending December 27, 2021 and each Fiscal Quarter ending through and including September 26, 2022	6.00 to 1.00
Fiscal Quarter ending December 26, 2022 and each Fiscal Quarter ending through and including September 25, 2023	5.50 to 1.00
Fiscal Quarter ending January 1, 2024 and each Fiscal Quarter ending thereafter	3.50 to 1.00”

(k)           The Schedules to the Credit Agreement are hereby amended by adding Schedule 1.1(a) as set forth on Schedule 1.1(a) attached hereto.

2.             Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, and none of the Borrowers nor any other Obligor shall have any rights under this Amendment, until the Administrative Agent shall have received the following:

(a)            executed counterparts to this Amendment from the Borrowers, each other Obligor, the Administrative Agent and the Required Lenders; and

(b)            payment of any unpaid fees or invoiced expenses in accordance with Section 10.3 of the Credit Agreement.

3.             Representations and Warranties. The Borrower Representative represents and warrants on the date hereof (with each representation and warranty being deemed in effect after giving effect to the Transactions) to the Administrative Agent, the Lenders, and Issuing Lender that:

(a)           the Borrower Representative is (i) duly organized, validly existing, and, if applicable in its jurisdiction of organization, in good standing or the equivalent status under the laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to execute, deliver and perform its obligations under this Amendment, and (iii) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is duly qualified or licensed and is in good standing as a foreign corporation or other company, and authorized to do business, in each jurisdiction in which the characters of its properties or the nature of its business requires such qualification or authorization;

(b)           the execution, delivery and performance by the Borrower Representative of this Amendment and the performance of the Borrower Representative’s obligations hereunder are within the Borrower Representative’s requisite powers and have been duly authorized by all necessary corporate, limited liability company or other organizational action, and, if required, by all necessary action by holders of Equity Interests in the Borrower Representative. This Amendment has been duly executed and delivered by the Borrower Representative and constitute, a legal, valid and binding obligation of the Borrower Representative, enforceable against the Borrower Representative in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws or similar laws of general applicability affecting the enforcement of creditors’ rights, (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) the effect of foreign laws, rules and regulations as they relate to pledges of Equity Interests in or Indebtedness owed by Foreign Subsidiaries;

(c)            the execution, delivery and performance by the Borrower Representative of this Amendment and the performance of the Borrower Representative’s obligations hereunder (i) do not require any consent, authorization or approval of, registration or filing with, notice to, or any other action by, any Governmental Authority, except for (A) such as have been obtained or made and are in full force and effect and (B) those that would not reasonably be expected to result in a Material Adverse Effect, (ii) will not violate (x) any applicable law or regulation applicable to the Borrower Representative or its Restricted Subsidiaries or (y) the Organizational Documents of the Borrower Representative or any of its Restricted Subsidiaries, in the case of clause (x), that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, (iii) will not conflict with or result in a breach or contravention of, any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower Representative or any of its Restricted Subsidiaries is a party or affecting such Person or its properties that would reasonably be expected to result in a Material Adverse Effect, and (iv) except for the Liens created pursuant to the Security Documents or Permitted Encumbrances, will not result in the creation or imposition of any Lien on any asset of the Borrower Representative or any of its Restricted Subsidiaries;

(d)            the representations and warranties of the Borrower Representative set forth in this Amendment and of the other Loan Documents to which it is a party, is true and correct in all material respects (unless any such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation and warranty is true and correct in all respects) on and as of the date hereof, both before and immediately after giving effect thereto, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (unless any such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation and warranty is true and correct in all respects).

4.             Effect of Amendment. Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrowers and each other Obligor to the Lenders and the Administrative Agent. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.

5.             Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, but giving effect to federal laws applicable to national banks. All provisions in Sections 10.9 and 10.10 of the Credit Agreement are hereby incorporated herein, mutatis mutandis.

6.             No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or any other Loan Document or an accord and satisfaction in regard thereto.

7.             Costs and Expenses. The Borrower Representative agrees to promptly pay following request all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and expenses of legal counsel for the Administrative Agent with respect thereto, in each case in accordance with and subject to, the terms of Section 10.2 of the Credit Agreement.

8.             Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Amendment shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

9.             Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10.           Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein and shall supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

SUJA LIFE, LLC

By:	/s/ Jeff Pedersen
Name: Jeff Pedersen
Title: Chief Financial Officer

[Signature Page to First Amendment to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender

By:	/s/ Bryson Kelly
Name: Bryson Kelly
Title: Vice President

[Signature Page to First Amendment to Credit Agreement]

[LENDER SIGNATURES ON FILE WITH ADMINISTRATIVE AGENT]